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                         ICN Pharmaceuticals, Inc.
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
Following is the text of ICN's Quarterly Report mailed to shareholders on May 15, 2001:


[GRAPHIC OMITTED - LOGO OF ICN PHARMACEUTICALS, INC.]

ICN PHARMACEUTICALS, ICN 1st Quarter Report for the Period Ending
March 31, 2001

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

ICN's First Quarter Report 2001

To Our Shareholders:

The first quarter of 2001 marked a strong start to a promising year ahead for ICN Pharmaceuticals. Notable quarterly achievements include:

          o    Record first quarter revenues of $199 million
          o    Pharmaceuticals business up 8 percent
          o    North America revenues up 42 percent
          o    Earnings per share above analyst expectations

Operating income was in line with expectations, reflecting a temporary slowdown in royalties as physicians await regulatory clearance of an improved combination hepatitis C therapy. Earnings per diluted share for the first quarter were $0.26 compared to $0.34 in the same period of 2000, above analyst consensus expectations.

For the first quarter, total revenues, led by strong growth in the Americas, were $199 million, an increase of 3 percent over the $192 million reported in the same period of 2000. Excluding royalties and the biomedicals business, revenues from the company's underlying pharmaceuticals business increased to $156 million from $144 million, an increase of 8 percent in the quarter.

Operating income was $41 million compared to $53 million in the first quarter of last year. Net income in the first quarter was $21 million compared to $27 million in the first quarter of 2000.

The first quarter effective tax rate increased to 31 percent from 29 percent in the same quarter of last year due to greater income in the U.S. Research and development expense increased to $6 million, up 59 percent from the same period last year. Earnings before interest, taxes, depreciation and amortization (EBITDA) were $59 million.

RIBAVIRIN ROYALTIES

Royalties from Schering-Plough's sales of REBETRON combination therapy for chronic hepatitis C were $28 million in the quarter, compared to $33 million in last year's first quarter. As previously announced, a temporary slowdown in ribavirin royalties exists as physicians await marketing authorization, pending FDA review and clearance, for the use of pegylated interferon with ribavirin. ICN's ribavirin is sold in capsule form as REBETOL, a component of REBETRON.

Schering-Plough announced in February 2001 that it had filed an application with the U.S. FDA for approval to market PEGINTRON (an improved interferon) in combination with ribavirin for the treatment of chronic hepatitis C in patients not previously treated with interferon alpha who have compensated liver disease and are at least 18 years of age. The application has been granted Priority Review Status by the FDA. In March 2001, Schering-Plough announced that it had received centralized marketing authorization for PEGINTRON and REBETOL combination therapy for the treatment of both relapsed and naive hepatitis C patients in the European Union.

First quarter revenues for the Americas Group (North and Latin America operations) increased to $68 million from $59 million, an increase of 16 percent. Revenues for the company's International Group (Western, Eastern Europe, and Asia, Africa, Australia operations) increased to $88 million from $85 million, up 3 percent. The Biomedicals Group's revenues remained unchanged at $15 million.

AMERICAS GROUP

North America 2001 first quarter revenues increased to $42 million from $30 million in the first quarter of 2000, an increase of 42 percent. Operating income increased to $18 million from $15 million in 2000, an increase of 26 percent.

North American sales benefited from strong gains in sales of skin care products, which include Efudex, used to treat actinic keratosis, a pre-cancerous skin condition. Sales of lasers, used for anti-aging, and the acquisition of a laser marketing and sales operation, contributed to the U.S. performance.

In the Latin America region, revenues were $26 million in the first quarter, compared to $29 million in the first quarter of 2000. The decline in revenues reflected a change in distributor inventory levels and a change in the value added tax in Mexico, which affected health care expenditures in the country. Somewhat offsetting the decline was a 46 percent increase in sales, to $4 million, in Argentina.

INTERNATIONAL GROUP

Revenues in Western Europe increased to $53 million from $47 million in last year's first quarter, an increase of 12 percent. Operating profit of $4 million for the quarter included a charge of approximately $2 million for the reduction of 589 manufacturing and administrative positions in Hungary and Poland. Absent this charge, operating income would have been comparable to last year.

Spain, where sales were 10 percent ahead of last year's first quarter, saw continued sales growth of the anti-osteoporotic Calcitonina (calcitonin) and the anti-ulcer product Nuclosina (omeprazole). Sales in Germany benefited from higher sales of the gastro-intestinal Tepilta and the sleep hypnotic Remestan, as well as the hypnotic Dalmadorm. Sales of the antifungal Ancotil and the antiviral Virazole were higher in the United Kingdom.

Sales in Poland were 34 percent ahead of last year's first quarter, the result of product sales increases across the board. Sales in the Czech Republic were higher, resulting from the launch of the antidepressant Anxiron, and expanded sales of Kalnormin (potassium) mineral supplement.

First quarter revenues in Eastern Europe were $24 million versus $27 million a year earlier. Sales of Russia's 10 leading products rose substantially in the quarter, with gains recorded for the analgesics, the multivitamin Oligovit, and Nitrocor nitroglycerin.

Russian sales of products from Solco, ICN's Swiss subsidiary, contributed $1.4 million in the quarter. Representatives sales offices in Belorussia and Ukraine opened. During the quarter, the company continued to invest in marketing and direct retail selling to expand its retail business and over-the-counter brands.

The Asia, Africa and Australia region revenues of $11 million were unchanged for the quarter. Operations were affected by the pharmaceutical industry-mandated withdrawal from the market of Eskornade, a cough and cold product, which contains the active ingredient PPA (phenylpropanolamin). Operating profit of $1 million was also unchanged for the quarter. Sales of Nyal, cough and cold medicine, in Australia, increased 18 percent.

RESEARCH & DEVELOPMENT

In the quarter, research and development spending increased to $6 million from $4 million. Total research and development spending in the quarter was $13 million, which included capital expenditures. The company continued to accelerate its research and development program. Phase I clinical studies of Levovirin, a potential successor to ribavirin, were started in February in the treatment of hepatitis C.

The anticancer drug Tiazofurin intravenous was granted Orphan Drug Status Designation by the U.S. FDA for the indication of chronic myelogenous leukemia with blast crisis. In addition, ribavirin (Virazole) intravenous was granted Orphan Drug Status Designation in the European Union for the indication of hemorrhagic fever with renal syndrome.

Post-marketing clinical studies in hematology and oncology wards in Germany, UK, Holland and France were started with Ancotil (fluconazole) in the treatment of secondary fungal infection in bone marrow transplant patients.

RESTRUCTURING

We reported progress in our plan to enhance shareholder value by splitting into three separate entities, subject to market conditions: a biotechnology company, Ribapharm; ICN International, to be comprised of the Western and Eastern Europe, and Asia, Africa and Australia businesses; and ICN Americas, to be comprised of the North and Latin American businesses. In the quarter, draft circulars were filed for listing up to 40 percent of ICN International on the Budapest and London Stock Exchanges.

2001 will prove to be an exciting year for ICN Pharmaceuticals. Our research pipeline is progressing. Our restructuring strategy is in progress. Our regional operations are healthy to maintain strong sales for our products. New developments on the hepatitis C front encourage a strong international position for ribavirin and an increased royalty stream. As we continue to work toward building value for the future of our company and our shareholders, your continued support is appreciated.


Sincerely,

Milan Panic
Chairman and Chief Executive Officer

ICN Pharmaceuticals, Inc.
Consolidated Condensed Statements of Income for the Quarter Ended
March 31, 2001 and 2000 (unaudited)

In thousands, except per share data            2001                  2000
-------------------------------------------------------------------------------

Revenues                                   $  198,969           $  192,340

Cost of product sales                          69,774               60,766
Selling, general and administrative
  expenses                                     73,419               67,435
Research and development costs                  6,372                4,001
Amortization of goodwill and intangibles        8,206                7,573
                                          -------------------------------------

Income from operations                         41,198               52,565

Translation and exchange losses, net              400                1,591
Interest, net                                  10,777               12,526
                                          -------------------------------------

Income before provision for income
  taxes and minority interest                  30,021               38,448

Provision for income taxes                      9,263               11,111
Minority interest                                (264)                 (62)
                                          -------------------------------------

Net income                                 $   21,022           $   27,399
                                          =====================================

Diluted earnings per common share               $0.26                $0.34
Shares used in per share computation           82,304               81,622


Consolidated Condensed Balance Sheets (unaudited)
In thousands                             March 31, 2001       December 31, 2000
-------------------------------------------------------------------------------

Assets
Current assets                             $  538,979           $  565,416
Fixed assets, intangibles and
  other, net                                  928,121              911,656
                                          -------------------------------------
                                           $1,467,100           $1,477,072
                                          =====================================

Liabilities and Stockholders' Equity
Current liabilities                        $  153,674           $  158,777
Long-term debt, less current portion          510,643              510,781
Deferred income and other liabilities          35,144               40,988
Minority interest                               9,589                9,332

Stockholders' equity                          758,050              757,194
                                          -------------------------------------
                                           $1,467,100           $1,477,072
                                          =====================================

[GRAPHIC OMITTED - LOGO OF ICN PHARMACEUTICALS, INC.]

ICN Pharmaceuticals, Inc.
Corporate Headquarters
ICN Plaza
3300 Hyland Avenue
Costa Mesa, CA 92626

                 ICN is on the Internet @ www.icnpharm.com

THE "SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. This document contains forward-looking statements that involve risks and uncertainties, including but not limited to, projections of future sales, operating income, returns on invested assets, regulatory approval processes and other risks detailed from time to time in the Company's Securities and Exchange Commission filings.